EXHIBIT 5.1

Minneapolis • Denver • Sioux Falls

April 22, 2016

Canterbury Park Holding Corporation

1100 Canterbury Road
Shakopee, Minnesota

Re:	New Canterbury Park Holding Corporation - Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to New Canterbury Park Holding Corporation, a Minnesota corporation (the “NewHoldingCo”), and a direct and wholly-owned subsidiary of Canterbury Park Holding Corporation, a Minnesota corporation (“Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of shares of NewHoldingCo.’s common stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement. The Shares will be issued pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Reorganization Agreement”) among the (i) the Company, (ii) NewHoldingCo and (iii) Canterbury Park Entertainment LLC (“EntertainmentCo”), a recently formed wholly-owned subsidiary of NewHoldingCo.

The Reorganization Agreement provides that, among other things:

(i) NewHoldingCo will replace the Company as the public company now owned by the Company’s shareholders and all shares of the Company’s common stock currently outstanding will be automatically converted into NewHoldingCo Shares on a one-for-one basis;

(ii) NewHoldingCo will become the holding company for and parent company of two subsidiaries, EntertainmentCo and Canterbury Development LLC (“DevelopmentCo”), another recently formed limited liability company subsidiary directly owned by NewHoldingCo;

(iii) EntertainmentCo, as the surviving business entity in a merger with the Company, will become the direct owner of all land, facilities, and substantially all other assets related to the Company’s Racetrack Operations. After the Effective Time, EntertainmentCo will conduct the Company’s Racetrack Operations.

We have examined the Registration Statement, Reorganization Agreement and such documents and records of NewHoldingCo and the Company and other documents as we have

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deemed necessary for the purpose of this opinion. We have also made such examination of laws as we have deemed relevant.

Based on the foregoing, we are of the opinion that when issued in accordance with the terms of the Reorganization Agreement and as described in the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.”

Very truly yours,

/s/ Lindquist & Vennum llp